EXHIBIT NO. 10.4

FIRST AMENDMENT TO THE
DONALD A. PITCHER
EMPLOYMENT AGREEMENT

This First Amendment (“First Amendment”) to that certain Employment Agreement dated December 4, 2006 (the “Original Agreement”) is entered into as of March 10, 2008, and shall be deemed effective as of July 1, 2007, by and between Donald A. Pitcher, an individual (“Executive”), and Temecula Valley Bank (“Bank”).

R E C I T A L

Pursuant to the recommendation of the Executive Officer Compensation Committee, with such recommendations adopted by the Bank's Board of Directors on July 25, 2007, Bank and Executive wish to amend the Original Agreement as provided in this First Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree and consent to the amendment of the Original Agreement, effective on the date hereof, as follows:

1.           Section 3.2 of the Original Agreement is hereby deleted and replaced with the following:

“3.2           Bonus.

For each year within the Term, Executive shall be entitled to an annual Incentive Bonus equal to 0.4% of Pre-Tax Profit (as defined below) of Temecula Valley Bancorp Inc. (“Company”), if the following conditions are met:  1) Bank achieves a return on average equity of at least 10%; 2) Bank achieves a return on average assets of at least 1%; 3) Bank receives a satisfactory rating on its annual safety and soundness examination; and 4) Bank’s loan portfolio is rated satisfactory in its annual safety and soundness examination. “Pre-Tax Profit” shall mean the consolidated net income of Company after the payment of all bonus amounts paid by Bank and before the payment of taxes. The Incentive Bonus shall be paid on or before March 15 of the calendar year following the calendar year in which it was earned.”

2.           Section 4.4 of the Original Agreement is hereby deleted and replaced with the following:

“4.4           Vesting of Options Upon Change Of Control.

Executive’s option agreements covering Company stock options to be issued to him, from time to time, shall provide that in the event of a Change of Control (as defined below), all options shall vest immediately prior to any Change of Control. “Change of Control” means a change in the ownership of Bank or Company (Section 1.409A-3(i)(5)(v)) of the 409A regulations of the Internal Revenue Code, a change in the effective control of Bank or Company (Section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of Bank or Company (Section 1.409A-3(i)(5)(vii)). Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any transaction whose primary purpose is to change the jurisdiction of incorporation of Company or Bank or the transfer is to an “Affiliate,” as that term is defined in 12 U.S.C. Section 371c.”

3.           Section 5.13 of the Original Agreement is hereby deleted and replaced with the following:

“5.13                      Restriction on Timing of Distributions.

Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time (“Section 409A”), Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section 5.13, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. “Separation from Service” shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 25% of the average level of bona fide services provided to Bank in the immediately preceding 12 months.”

4.           Continued Effect.  Except as otherwise expressly provided herein, the Original Agreement continues in full force and effect, in accordance with its terms.

5.           Miscellaneous.  This First Amendment will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. This First Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written and oral agreements, representations and commitments, if any, between the parties with respect to such subjects. This First Amendment may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the effective date established in the first paragraph of this First Amendment.

EXECUTIVE

/s/ Donald A. Pitcher
Donald A. Pitcher

TEMECULA VALLEY BANK

By:           /s/ Stephen H. Wacknitz
Stephen H. Wacknitz
President and Chief Executive Officer